Exhibit 10.22
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 8th day of June, 2010, between Carrollton Bank (the “Bank” or “Employer”), a Maryland-chartered commercial bank, and Gary M. Jewell, a resident of the State of Maryland (the “Employee”).

RECITALS:

The parties hereto entered into an employment agreement dated June 13, 2007 (“Original Agreement”); and

The parties hereto desire to amend and restate the Original Agreement, as provided herein.

In consideration of the above premises and the mutual agreements hereinafter set forth, the parties hereby agree as follows:

DEFINITIONS.  Whenever used in this Agreement, the following terms and their variant forms will have the meaning set forth below:

“Agreement” means this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

“Affiliate” means any business entity which controls the Employer, is controlled by or is under common control with the Employer.

“Area” means the geographic area within a radius of twenty five (25) miles of Employer’s corporate headquarters.  It is the express intent of the parties that the Area as defined herein is the area where the Employee performs or performed services on behalf of the Employer under this Agreement as of, or within a reasonable time prior to, the termination of the Employee’s employment hereunder.

“Board” means the board of directors of the Bank.

“Business of the Employer” means the business conducted by the Employer, which is community banking.

“Cause” means, any of the following events or conduct preceding a termination of employment initiated by the Employer:

any act that constitutes, on the part of the Employee, fraud, dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform the Employee’s duties under Section 2 hereof, or the willful violation of any law, rule or regulation (other than traffic violations and similar offenses) or any final cease-and-desist order;

the conviction of the Employee of a felony or crime involving moral turpitude;

the Employee’s entering into any transaction or contractual relationship (other than this Agreement) with, or diversion of business opportunity from, the Employer (other than on behalf of the Employer or with the prior written consent of the Board); provided, however, that in the case of this Clause (c), such conduct will not constitute Cause unless the Board delivers to the Employee written notice setting forth (1) the conduct deemed to qualify as Cause, (2) reasonable remedial action that might remedy such objection, and (3) a reasonable time (not less than thirty (30) days) within which the Employee may take such remedial action, and the Employee has not taken the specified remedial action with the specified reasonable time;

the Employee breaches the covenants contained in Sections 6, 7 or 8 hereof; or

conduct by the Employee or action by any regulatory agency with authority or jurisdiction over the Employer that results in removal of the Employee as an officer or employee of the Employer pursuant to a written order by such regulatory agency.

“Company Information” means Confidential Information and Trade Secrets.

“Confidential Information” means data and information relating to the business of the Employer (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Employee or of which the Employee became aware as a consequence of or through the Employee’s relationship to the Employer and which has value to the Employer and is not generally known to its competitors.  Confidential Information does not include any data or information that has been voluntarily disclosed to the public by the Employer (except where such public disclosure has been made by the Employee without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

“Change in Control” means any one of the following:

the acquisition by any person or persons acting in concert of the then outstanding voting securities of either the Bank or the Company, if, after the transaction, the acquiring person (or persons) owns, controls or holds with power to vote twenty-five percent (25%) or more of any class of voting securities of the Bank or the Company, as the case may be, or such other transaction as may be described under 12 C.F.R. Section 225.41(b)(1) or any successor thereto;

within any twelve-month period (beginning on or after the Effective Date) the persons who were directors of either the Bank or the Company immediately before the beginning of such twelve-month period (the “Incumbent Directors”) cease to constitute at least a majority of such board of directors; provided that any director who was not a director as of the Effective Date will be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors;

the approval by the stockholders of either the Bank or the Company of a reorganization, merger or consolidation, with respect to which persons who were the stockholders of either the Bank or the Company, as the case may be, immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than fifty percent (50%) of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities; or

the sale, transfer or assignment of all or substantially all of the assets of the Company or the Bank to any third party.

“Company” means any entity that, on or after the Effective Date, controls the Bank.

“Effective Date” means June 8, 2007.

“Permanent Disability” means the inability of the Employee to perform the Employee’s duties under this Agreement on a full-time basis for a period of one hundred and eighty (180) consecutive days as certified by a physician chosen by the Employer and reasonably acceptable to the Employee or by a physician selected by the Employer’s long term disability insurance carrier in the event the Employer has such insurance coverage.

“Trade Secrets” means information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

DUTIES.

The Employee is employed as the Senior Vice President - Electronic Banking of the Bank and the Company and, subject to the direction of the Board or its designee, must perform and discharge well and faithfully the duties which may be assigned to him from time to time by the Employer in connection with the conduct of its business.  The primary duties and responsibilities of the Employee are to manage the Bank’s automatic teller machine (“ATM”) network, debit card services, Internet and on-line banking services, and Point of Sale transactions, with particular emphasis on the development and expansion of the Bank’s operations in the field of sponsoring debit Point of Sale transactions.  The Employee’s duties shall include such additional executive duties on behalf of the Bank and its operations of a character keeping with the Employee’s position as may, from time to time, be assigned by the Bank’s President and Chief Executive Officer or the Board.

In addition to the duties and responsibilities specifically assigned to the Employee pursuant to Section 2.1 hereof, the Employee must:

devote substantially all of the Employee’s time, energy and skill during regular business hours to the performance of the duties of the Employee’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

diligently follow and implement all management policies and decisions communicated to him by the Bank’s President and Chief Executive Officer; and

timely prepare and forward to the Bank’s President and Chief Executive Officer or the Board, as appropriate, all reports and accounting as may be requested of the Employee.

The Employee must devote the Employee’s entire business, time, attention and energies to the Business of the Employer and must not during the Term of this Agreement be engaged (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this will not be construed as preventing the Employee from:

investing the Employee’s personal assets in businesses which are not in competition with the Business of the Employer and which will not require any services on the part of the Employee in their operation or affairs and in which the Employee’s participation is solely that of an investor;

purchasing securities in any corporation whose securities are regularly traded provided that such purchase will not result in him collectively owning beneficially at any time five percent (5%) or more of the equity securities of any business in competition with the Business of the Employer; and

participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books or teaching so long as such activities in the judgment of the Bank’s Chief Executive Officer do not create a conflict of interest or interfere with the performance of the Employee’s duties under this Agreement.

Immediately upon execution of this Agreement, the Employee shall commence a search for an additional individual to be hired by the Employer to work under the Employee.  Such individual shall have a background in Point of Sale transactions and be a person whom the Employee and/or the Employer believe could succeed the Employee in the performance of the Employee’s duties at the end of the Term; to that end the Employee will train the individual hired by the Employer pursuant to this Section 2.4 during the Term.  All candidates for the position described in this Section 2.4 shall be subject to an interview by the Employee and the Bank’s President and Chief Executive Officer.  Any final hiring decision shall be made by the Bank’s President and Chief Executive Officer.

TERM AND TERMINATION.

Term.  The term of this Agreement shall begin on the Effective Date and terminate on December 31, 2013 and is referred to herein as the “Term.”

Termination.  The employment of the Employee under this Agreement may be terminated prior to the expiration of the Term only as follows, subject to the conditions set forth below:

3.2.1           By the Employer:

for Cause at any time, upon written notice to the Employee, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of the termination; or

without Cause at any time, provided that the Employer gives the Employee thirty (30) days’ prior written notice of its intent to terminate, in which event the Employer will be required to make the termination payments under Section 3.7.

3.2.2           By the Employee, provided that the Employee gives the Employer thirty (30) days’ prior written notice of the Employee’s intent to terminate, in which event the Employer will have no further obligation to the Employee except for payment of any amounts due and owing under Section 4 on the effective date of the termination.

3.2.3           At any time upon mutual, written agreement of the parties, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the effective date of termination unless otherwise set forth in the written agreement.

3.2.4           Immediately upon the Employee’s death, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the date of Employee’s death.

3.2.5           Upon the Permanent Disability of Employee, provided the Employee gives the Employer thirty (30) days or such other notice as may be reasonable under the circumstance, in which event the Employer will have no further obligation to the Employee except for the payment of any amounts due and owing under Section 4 on the date of the Employee’s termination.

Effect of Termination.  Termination of the employment of the Employee pursuant to Section 3.2 will be without prejudice to any right or claim which may have previously accrued to either the Employer or the Employee hereunder and will not terminate, alter, supersede or otherwise affect the terms and covenants and the rights and duties prescribed in this Agreement.

Suspension With Pay.  Nothing contained herein will preclude the Employer from releasing the Employee of the Employee’s normal duties and suspending the Employee, with pay, during the pendency of any investigation or examination to determine whether or not Cause exists for termination of the Employee.

Suspension Without Pay.  If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act, the Employer’s obligations under this Agreement will be suspended as of the date of service thereof, unless stayed by appropriate proceedings.  If the charges in such notice are dismissed, the Employer may in its discretion:

pay the Employee all or part of the compensation withheld while its contract obligations were suspended; and/or reinstate (in whole or in part) any of its obligations which were suspended.

Other Regulatory Requirements.  If the Bank is in default, as defined in Section (3)(x)(1) of the Federal Deposit Insurance Act, all obligations under this Agreement will terminate as the date of such default, but no vested rights of the Employee will be affected.  Further, all obligations under this Agreement will be terminated, except, to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank:

by the Director (the “Director”) of the Federal Deposit Insurance Corporation (“FDIC”) or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority of the Federal Deposit Insurance Act; or

by the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems relating to the operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.

Termination Payments.  In the event this Agreement is terminated by the Employer pursuant to Section 3.2.1(b) and a Change in Control has not occurred, then commencing on the first payroll date immediately following the effective date of such termination the Employer shall pay to the Employee as severance pay and liquidated damages (i) the Employee’s then current Base Salary for a period of twenty-four (24) months following the termination of the Employee’s employment and (ii) sixty-five percent (65%) of the Employee’s then current Base Salary for a period of six (6) months following the expiration of such twenty-four (24) month period.  Such payments will be paid on the normal payroll dates of the Employer.  In addition, the Employee shall continue to be eligible to participate in all Employer-sponsored benefit plans that he was participating in as of the date of the Employee’s termination on the same terms and conditions as set forth in Section 4.5 hereof, to the extent the Employee may be entitled to participate in such plans under applicable law and the rules and regulations governing such plans.

In the event a Change in Control has occurred or in anticipation thereof and this Agreement is terminated by the Employer pursuant to Section 3.2.1(b), the Employee shall be entitled to a lump sum payment equal to the excess of (a) 2.99 times his Average Annual Compensation over (b) the aggregate present value, as determined for federal income tax purposes, of all other payments to the Employee in the nature of compensation that are treated for federal income tax purposes as contingent on the Change in Control, and shall be paid such lump sum payment by Employer within twenty four (24) hours of the effective date of termination of this Agreement.  As used herein, the term “Average Annual Compensation” means the Employee’s average annual taxable compensation paid by the Employer during the most recent five (5) taxable years ending before the date the Change in Control occurs (or such portion of such period during which the Employee was employed by the Employer).

Notwithstanding any other provisions of this Agreement to the contrary, if the aggregate of the payments provided for in this Agreement and other payments and benefits which the Employee has the right to receive from the Employer (the “Total Payments”) would constitute a “parachute payment,” as defined in Section 280G(b)(2) of the Internal Revenue Code, the Employee shall receive the Total Payments unless (a) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee and the amount of any excise taxes payable by the Employee under Section 4999 of the Internal Revenue Code that would be payable by the Employee (the “Excise Taxes”)) if the Employee were to receive the Total Payments has an aggregate value less than (b) the after-tax amount that would be retained by the Employee (after taking into account all federal, state and local income taxes payable by the Employee) if the Employee were to receive the Total Payments reduced to the largest amount as would result in no portion of the Total Payments being subject to Excise Taxes (the “Reduced Payments”), in which case the Employee shall be entitled only to the Reduced Payments.  If the Employee is to receive the Reduced Payments, the Employee shall be entitled to determine which of the Total Payments, and the relative portions of each, are to be reduced.

Also notwithstanding the foregoing, if the Employee is a specified employee within the meaning of Section 409A of the Internal Revenue Code, no amount payable under this Section 3.7 shall be paid before the date that is six months after the effective date of termination of this Agreement, or, if earlier, the date of the Employee’s death, except to the extent that this Agreement may permit payments within that period without causing any amount payable pursuant to this Agreement to be included in the Employee’s gross income pursuant to Section 409A(a)(1)(A) of the Internal Revenue Code prior to the year in which they payments are received by the Employee.  Any payment deferred under this Section 3.7 shall be paid on the Employer’s first normal payroll date after the six-month date or the date of the Employee’s death, as applicable.

Withholding.  The Employer may deduct from each payment of amounts under this Section 3 all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

COMPENSATION AND BENEFITS.

Compensation.  The Employee will receive the following salary and benefits:

Base Salary.  Beginning on the date of this Agreement and during the Term, the Employee will receive a base salary at the rate of $165,000 per annum, payable in substantially equal installments in accordance with the Bank’s regular payroll practices (“Base Salary”).  The Employee’s Base Salary will be reviewed by the Board annually, and the Employee will be entitled to receive annually an increase in such amount, if any, as may be determined by the Board.

Incentive Compensation.

In addition to the Employee’s Base Salary under Section 4.1(a), following the end of each fiscal year of the Employer’s operations, the Employer will pay the Employee a cash bonus equal to a percentage of his Base Salary as follows:

•	Twenty-five percent (25%) if gross revenues from the Bank’s Point of Sale transactions for the previous fiscal year were equal to at least $1,000,000 but were less than $1,300,000.

•	Twenty-seven percent (27%) if gross revenues from the Bank’s Point of Sale transactions for the previous fiscal year were equal to at least $1,300,000 but were less than $1,600,000.

•	Thirty percent (30%) if gross revenues from the Bank’s Point of Sale transactions for the previous fiscal year was equal to at least $1,600,000 but was less than $2,000,000

•	Thirty-five percent (35%) if gross revenues from the Bank’s Point of Sale transactions for the previous fiscal year were equal to at least $2,000,000.

In addition to the Employee’s Base Salary under Section 4.1(a) and the incentive compensation under Section 4.1(b)(i), following the end of each fiscal year of the Employer’s operations, the Employer may pay the Employee a cash or non cash bonus as determined each year by the Board.

The Employee will also be entitled to participate in such other bonus, incentive and other executive compensation programs as are made available to senior management of the Employer from time to time.

The bonus amounts which may be payable to the Employee pursuant to this Section 4.1(b) are referred to herein as “Incentive Compensation”.

Automobile.

The Employer will continue to make available to the Employee the automobile being provided to the Employee by the Employer as of the date immediately prior to the date of this Agreement pursuant to the Original Agreement, or an automobile equivalent in value, to be utilized by the Employee for business and personal use.

The Employer will provide the Employee with a Bank-owned credit card for use in paying for fuel and related expenses, provided that the Employee shall reimburse the Employer for the cost of fuel consumed for personal use of the automobile.

The Employer will, at its expense, obtain and maintain insurance on the automobile provided under this Section 4.2; provided, however, that the form and amount of such insurance shall be within the Employer’s sole discretion.

The Employee shall be responsible for maintaining records with respect to such automobile as may be required or appropriate under the Internal Revenue Code or the rules and regulations thereunder with respect to the use of employer-owned vehicles.  The Employee is solely responsible for any tax liability assessed to the Employee in connection with the benefits provided to the Employee pursuant to this Section 4.2.

The Employer will transfer ownership of the automobile being provided to the Employee pursuant to this Section 4.2 at the end of the Term.  Any fees or transfer taxes due in connection with such transfer shall be the responsibility of the Employer.

Business Expenses.  The Employer specifically agrees to reimburse the Employee for reasonable business (including travel) expenses incurred by the Employee in the performance of the Employee’s duties hereunder, as approved from time to time by the Bank’s President and Chief Executive Officer; provided, however, that the Employee must, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with reimbursement policies from time to time adopted by the Employer and in sufficient detail to comply with rules and regulations promulgated by the Internal Revenue Service.

Vacation; Sick Leave.  On a non-cumulative basis (unless otherwise provided by Bank policy) the Employee will be entitled to vacation and sick leave in each year of this Agreement in accordance with the Bank’s vacation and sick leave policies as then in effect, during which the Employee’s Base Salary will be paid in full.

Benefits.  In addition to the Base Salary and Incentive Compensation, the Employee will be entitled to such benefits as may be available from time to time for executives of the Employer similarly situated to the Employee or for Employee individually.  All such benefits will be awarded and administered in accordance with the Employer’s standard policies and practices.  Such benefits may include, by way of example only, profit-sharing plans, retirement, life and disability insurance benefits and such other benefits as the Employer deems appropriate.

Withholding.  The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

COMPANY INFORMATION.

Ownership of Information.  All Company Information received or developed by the Employee while employed by the Employer will remain the sole and exclusive property of the Employer.

Obligations of the Employee.  The Employee agrees (a) to hold Company Information in strictest confidence, and (b) not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Company Information or any physical embodiments thereof and may in no event take any action causing or fail to take any action necessary in order to prevent any Company Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret.  In the event that the Employee is required by law to disclose any Company Information, the Employee will not make such disclosure unless (and then only to the extent that) the Employee has been advised by the Company’s legal counsel that such disclosure is required by law and then only after prior written notice is given to the Employer when the Employee becomes aware that such disclosure has been requested and is required by law.  This Section 5 will survive the termination of this Agreement with respect to Confidential Information for so long as it remains Confidential Information, and this Section 5 will survive termination of this Agreement with respect to Trade Secrets for so long as is permitted by the then-current Maryland Trade Secrets Act.

Delivery upon Request or Termination.  Upon request by the Employer, and in any event upon termination of employment with the Employer, the Employee will promptly deliver to the Employer all property belonging to the Employer, including without limitation, all Company Information then in the Employee’s possession or control.

NON-COMPETITION.  The Employee agrees that during the Term hereunder and, in the event of the Employee’s termination of employment for any reason, thereafter for a period equal to the greater of (a) twelve (12) months, or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.7 hereof, the Employee will not (except on behalf of or with the prior written consent of the Employer):

Within the Area, either directly or indirectly, on the Employee’s own behalf or in the service or on behalf of others, as a principal, partner, officer, director, manager, supervisor, administrator, consultant, executive employee or in any other capacity which involves duties and responsibilities similar to those undertaken for the Employer, engage in any business which is the same as or essentially the same as the Business of the Employer; or

Solicit the Point of Sale transactions nor service or assist in servicing the Point of Sale transactions originated by any company whose Point of Sale transactions were being handled by the Bank at the time the Employee’s employment terminated; provided, however, that this Section 6(b) shall not be applicable if the Employee’s employment is terminated pursuant to Section 3.2.5 hereof.

NON-SOLICITATION OF CUSTOMERS.  The Employee agrees that during the Term hereunder and, in the event of the Employee’s termination of employment for any reason, thereafter for a period equal to the greater of (a) twelve (12) months, or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.7 hereof, the Employee will not (except on behalf of or with the prior written consent of the Employer), within the Area, on the Employee’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, directly or by assisting others, any business from any of the Employer’s customers, including actively sought prospective customers, with whom the Employee has or had material contact during the last two (2) years of the Employee’s employment, for purposes of providing products or services that are competitive with those provided by the Employer.

NON-SOLICITATION OF EMPLOYEES.  The Employee agrees that during the Term hereunder and, in the event of the Employee’s termination of employment for any reason, thereafter for a period equal to the greater of (a) twelve (12) months, or (b) the period during which the Employee is to be paid monthly termination payments, if any, in accordance with Section 3.7 hereof, the Employee will not, on the Employee’s own behalf or in the service or on behalf of others, solicit, or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of the Employer or its Affiliates, whether or not such employee is a full-time employee or a temporary employee of the Employer or its Affiliates and whether or not such employment is pursuant to written agreement and whether or not such employment is for a determined period or is at will.

REMEDIES.  The Employee agrees that the covenants contained in Sections 5 through 8 of this Agreement: are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer; and that irreparable loss and damage will be suffered by the Employer should the Employee breach any of the covenants.  Therefore, the Employee agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer will be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants.  The Employer and the Employee agree that all remedies available to the Employer or the Employee, as applicable, will be cumulative.

SEVERABILITY.  The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision will not affect the validity or enforceability of any other provision of this Agreement.  Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision will be redrawn to make the provision consistent with and valid and enforceable under the law or public policy.

NO SET-OFF BY THE EMPLOYEE.  The existence of any claim, demand, action or cause of action by the Employee against the Employer, or any Affiliate of the Employer, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

NOTICE.  All notices and other communications required or permitted under this Agreement will be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, will be deemed to have been received on the earlier of the date shown on the receipt or three (3) business days after the postmarked date thereof.  In addition, notices hereunder may be delivered by hand, facsimile transmission or overnight courier, in which event the notice will be deemed effective when delivered or transmitted.  All notices and other communications under this Agreement must be given to the parties hereto at the following addresses (or to such other address as either party hereto, by written notice to the other party, may from time to time designate):

If to the Employer, to it at:

7151 Columbia Gateway Drive
Suite A
Columbia, Maryland 21046
Attn: President and Chief Executive Officer

If to the Employee, to the Employee at:

2425 Autumn Way
Baltimore, Maryland 21234

ASSIGNMENT.  Neither party hereto may assign or delegate this Agreement or any of its rights and obligations hereunder without the written consent of the other party hereto.

WAIVER.  A waiver by the Employer of any breach of this Agreement by the Employee will not be effective unless in writing, and no waiver will operate or be construed as a waiver of the same or another breach on a subsequent occasion.

ARBITRATION.  Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled by binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association.  The decision of the arbitration panel will be final and binding on the parties, and judgment upon the award rendered by the arbitration panel may be entered by any court having jurisdiction thereof.

APPLICABLE LAW.  This Agreement will be construed and enforced under and in accordance with the laws of the State of Maryland.  The parties agree that any appropriate state court located in Howard County, Maryland, will have jurisdiction of any case or controversy arising under or in connection with this Agreement and will be a proper forum in which to adjudicate such case or controversy.  The parties consent to the jurisdiction of such courts.

INTERPRETATION.  Words importing the singular form shall include the plural and vice versa.  The terms “herein”, “hereunder”, “hereby”, “hereto”, “hereof” and any similar terms refer to this Agreement.  Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and will not constitute part of this Agreement or affect its meaning, construction or effect.

ENTIRE AGREEMENT.  This Agreement embodies the entire and final agreement of the parties on the subject matter stated in the Agreement.  No amendment or modification of this Agreement will be valid or binding upon the Employer or the Employee unless made in writing and signed by both parties.  All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

RIGHTS OF THIRD PARTIES.  Nothing herein expressed is intended to or will be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

SURVIVAL.  The obligations of the Employee pursuant to Sections 5, 6, 7, 8 and 9 will survive the termination of the employment of the Employee hereunder for the period designated under each of those respective sections.

JOINT AND SEVERAL.  The obligation of the Bank and the Company to the Employee hereunder will be joint and several.

MODIFICATION OF CONTRACTUAL PROVISIONS PURSUANT TO THE TROUBLED ASSET RELIEF PROGRAM.  The provisions of this Agreement shall be deemed modified by and will be interpreted consistently with the executive compensation restrictions and any other provisions now or that may hereinafter be applicable to the Employer as a result of the Employer’s participation in the U.S. Department of the Treasury’s Troubled Asset Relief Program (“TARP”) pursuant to the Emergency Economic and Stabalization Act of 2008, as amended by the American Recovery and Reinvestment Act of 2009.  The Employee hereby acknowledges, agrees and understands that so long as such TARP-related restrictions are applicable to the Employer the Employee will not be entitled to receive any payments provided by Section 3.7 hereof, that the Waiver signed by the Employee dated February 13, 2009 remains in full force and effect, and that future TARP-related requirements later deemed applicable to the Bank may further limit the payment of any amounts provided for pursuant to this Agreement.

ADDITIONAL AUTOMATIC MODIFICATION PROVISIONS.  All obligations under this Agreement may be modified, except to the extent determined that continuation of the Agreement is necessary for the continued operation of the Bank by the Federal Deposit Insurance Corporation or the Maryland Commissioner of Financial Regulation or their designee:

At the time it enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in the Federal Deposit Insurance Act or the Maryland Banking Law; or

At the time that it approves a supervisory merger to resolve problems related to the operation of the Bank when the Bank is determined to be in an unsafe or unsound condition.

[signature page follows]

IN WITNESS WHEREOF, the Employer and the Employee have executed and delivered this Agreement as of the date first shown above.

THE EMPLOYER:

CARROLLTON BANK

By: /s/ Robert A. Altieri

Name: Robert Altieri

Title: President and Chief Executive Officer

THE EMPLOYEE:

By: /s/ Gary M. Jewell

Name: Gary M. Jewell